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                                                                  Exhibit 10.18

                             CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement"), dated December 2, 1997 is made by and between David L. Kriegel ("Consultant") and Drug Emporium, Inc. ("Company").

                                   Recitals
                                   --------

         1. The Company desires to continue to benefit from the Consultant's business acumen and expertise by retaining the Consultant as a consultant after his termination of employment as chief executive officer and Chairman of the Board of the Company due to a change in control as defined in the amendment to Consultant's Employment Agreement dated December 2, 1997.

         2 . The Consultant, in accordance with the terms and provisions set forth below, desires to be retained as a business consultant to the Company and to consult with the Company's chief executive officer and certain other senior officers of the Company regarding the retail deep-discount drugstore industry and other relevant business matters.

                                   Agreement
                                   ---------

         NOW THEREFORE, in consideration of the mutual covenants and the premises set forth herein, the Company and the Consultant hereby agree as follows:

        1. Term
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         The consulting term, ("Term"), shall commence upon the termination of the Consultant's employment due to a change in control as defined in the first amendment to the Consultant's Employment Agreement with the Company, ("Commencement Date"), and shall end on the first year anniversary of the Commencement Date. The consulting Term may be extended or renewed only pursuant to the mutual written agreement of the Consultant and the Company.

         2. Consulting Commitment
            ---------------------

         2.1 During each month of the consulting Term, the Consultant (subject to allowances for illness and reasonable vacation) shall hold himself available, upon reasonable notice and during normal business hours, for 20 hours of business discussions or consultations with the chief executive officer of the Company or with other senior officers or directors of the Company as designated by the chief executive officer with the advice and consent of the Consultant. In connection with any consulting services rendered, the Consultant shall report solely and directly to the chief executive officer.

         2.2. During the Term all business discussions and consultations shall occur either (a) by

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telephonic conference call, or (b) in person at the Company's corporate offices
(or at such other locations, as may be mutually agreed upon from time to time by the Consultant and the chief executive officer). Except as provided in the immediately preceding sentence, the Consultant shall not be required, without his consent, to travel to any specified geographic location or to provide any consulting service from any location other than the Consultant's primary personal residence.

         2.3 During the consulting Term, the Consultant's arrangement with the Company under this Agreement shall be an exclusive consulting arrangement and during such period the Consultant shall not, directly or indirectly, provide consulting services, or offer to provide consulting services, for a fee or any other remuneration or benefit to any individual or entity engaged in any business which competes, directly or indirectly, with the business of the Company or any of its subsidiaries.

         3. Consulting Fees
            ---------------

         During the Term, the Consultant shall receive a consulting fee equal to $150,000 per annum to be evaluated annually commencing in December 1998, payable by the Company on bi-weekly basis.

         4. Expense Reimbursement
            ---------------------

         During and in respect of the Term, the Consultant shall, upon presentation to the Company of reasonable documentation, be entitled to prompt and frill reimbursement for all reasonable business expenses, including, without limitation, travel and commutations, hotel, restaurant and communication costs incurred by or charged to the Consultant in or with respect to the performance of consulting services under this Agreement and directed by the chief executive officer.

         5. Termination
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         5.1 The consulting Term may be terminated, effective upon thirty (30)
days prior written notice given by the Consultant or the Company, at any time for any reason including, without limitation, prior to the Commencement Date. If the Consultant should die during the consulting Term, the consulting Term shall automatically be terminated. Any termination under this Section 5 shall not be deemed to constitute a breach of this Agreement.

         5.2 If the Agreement is terminated voluntarily by the Consultant during the Term (other than for Good Reason as defined below or due to his death or disability as defined below), the Consultant must provide thirty (30) days notice after which the Company will not be obligated to pay the aggregate amount of the remaining consulting fees that would have been paid to the Consultant under this Agreement had the Term continued for the term specified in Section 1 of this Agreement. For purposes of this Agreement, "Good Reason" shall mean the repeated failure by the Company, after notice from the Consultant, to pay the Consultant's consulting


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fees. For purposes of this Agreement, "disability" shall have the meaning provided in the Company's disability insurance plan.

         5.3 If the Agreement is terminated by the Company for any reason, by the Consultant for Good Reason or due to the Consultant's death or his becoming disabled, the Consultant shall be entitled to receive, within thirty (30) days after the effective date of such termination, a lump sum payment equal to (a) any remaining consulting fees earned by the consultant through the effective date of such termination, but not yet paid by the Company, and (b) the aggregate amount of the remaining consulting fees that would have been paid to the Consultant under this Agreement had the Term continued for the term specified in Section 1 of this Agreement.

         5.4 If the consultant dies during the Term, the Consultant's estate shall be entitled to receive, within thirty (30) days after the Consultant's death, a lump sum payment in cash equal to the sum of (a) any consulting fees earned by the Consultant through the date of death, but not yet paid by the Company, and (b) the aggregate amount of the remaining consulting fees that would, but for his death, have been paid to the Consultant under this Agreement through the end of the Term. If the Consultant dies prior to the Commencement Date, the Consultant's estate shall not be entitled to receive any amounts hereunder.

         5.5 Except as set forth in this Section 6, the Consultant shall not be entitled to Any other compensation or benefits under this Agreement upon or as a result of the termination of the Agreement.

        6. Legal Fees
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         In the event that a claim by the Consultant (or his estate) for consulting fees under this Agreement is disputed by the Company, the Consultant (or his estate) shall be promptly reimbursed by the Company for all legal fees incurred by or charged to the Consultant (or his estate) in prosecuting such claim, provided that the Consultant (or his estate) is successful as to the disputed claim by reason of litigation, arbitration or settlement.

        7. Miscellaneous
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         7.1 The parties hereto agree that the Consultant shall be an independent contractor of the Company and shall not, among other things, be subject to the supervision of any employee or director of the Company. The Company and the Consultant agree that the Company shall not withhold any amounts from the Consultant's bi-weekly consulting fee., without the prior express written consent of the Consultant.

         7.2 The Company shall, to the fullest extent permitted by law, indemnify the Consultant from, and hold him harmless against, any and all liabilities, costs and expenses (including, without limitation, fees and expenses of legal counsel and/or other experts) incurred by reason of any claim, suit or action brought against the Consultant as a direct or indirect result of any act, omission, or failure to act, by or on behalf of the Consultant while providing


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the services contemplated by this Agreement for the Company or for any affiliate thereof, except for any act or omission which constitutes willful gross misconduct by the Consultant. The obligation of the Company under this
Section 7.2 shall be in addition to and not in derogation of any other indemnification by the Company which the Consultant may be entitled to under other arrangements with the Company.

         7.3 The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, to assume and perform this Agreement.

         7.4 No amendment, modification or waiver of any provision of this Agreement shall be valid, binding or enforceable, unless it is in writing and signed by the party against whom it is to be charged.

         7.5 This Agreement constitutes a Consulting Agreement between the Consultant and the Company regarding the subject matter here of and supersedes any/all previous consulting agreements, promises, proposals, representations, understanding and negotiations, whether written or oral, between the Consultant and the Company regarding such subject matters.

         7.6 All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or by certified mail (return receipt requested), postage prepaid, properly addressed to the respective addresses set forth below, or to such other address which the sending party has previously received written notice of. Notice shall be deemed given upon delivery to the addressee.

         7.7 In the event that any disputes of any kind arise under or with respect to this Agreement, the parties hereto agree to submit any such dispute to binding arbitration in the State of Ohio in accordance with the rules of the American Arbitration Association then in effect.

         7.8 The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, the Consultant and the Company have executed this Agreement as of the day and year first above written.


For: DRUG EMPORIUM, INC.                          Consultant:
By order of the Board of Directors



__________________________________                ______________________________
Its                                               David L. Kriegel
Address:                                          Address:
155 Hidden Ravines Drive                          3410 London Drive
Powell, Ohio 43065                                Lima, Ohio 45805


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